Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 27, 2006

American Community Bancshares, Inc. Declares 4th Quarter Dividend of $0.05 per Share

Charlotte, North Carolina, –American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA) is pleased to announce the Board of Directors has declared a quarterly cash dividend for the fourth quarter 2006 of $0.05 per share, which is the eighth consecutive quarterly dividend. The dividend will be payable on December 1st, 2006 to shareholders of record on November 24th, 2006.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital Market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.